Exhibit 99.1

SEALY CORPORATION

Mailing Address: One Office Parkway • Trinity, North Carolina 27370

Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact: Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS THIRD QUARTER FISCAL 2008 RESULTS

TRINITY, North Carolina (October 7, 2008) – Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its third quarter of fiscal 2008.

Net sales for the fiscal quarter ended August 31, 2008 decreased 9.3% to $405.0 million compared to the same period in the prior year.  Net income for the third quarter was $10.9 million or $0.12 per diluted share versus $21.5 million or $0.22 per diluted share for the comparable period last year.

Total domestic net sales for the third quarter of 2008 were $296.1 million compared to $335.1 million in the third quarter of 2007. Wholesale domestic net sales, which exclude third party sales from Sealy’s component plants, were $289.0 million, compared to $330.9 million in the third quarter of 2007, as a 3.3% increase in Average Unit Selling Price (AUSP) was offset by a 15.5% decline in unit volume.  Wholesale domestic unit volumes were affected by weak retail demand. Sales of the Company’s new Posturepedic and Smart LatexTM product lines and Sealy-branded products outperformed the rest of the U.S. portfolio.

International net sales decreased 2.2% from the third quarter of 2007, or 8.3% excluding the effects of currency fluctuation, to $108.9 million.  A deteriorating retail environment in Canada and Europe were partially offset by sales gains in Mexico and Argentina.

Larry Rogers, Sealy’s President and Chief Executive Officer, stated, “Sealy’s third quarter performance once again demonstrated our ability to positively impact our results despite ongoing challenges in the retail environment and heightened cost inflation. We completed the rollout of our new Posturepedic line during the quarter, which continued to gain traction and was a key driver of our results. The improvement in our sales of this product line above the $1,000 price point is helping us gain share in this key portion of the market, while the strength of the Posturepedic line below $1,000 helped us to successfully implement a July price increase on our mattresses in this price band. We also continued to make progress during the third quarter on reducing our cost structure and effectively managing working capital.”

“Although we expect increased market weakness and cost pressures in the near term to continue, we will keep managing those areas of our business that we can control and focus on executing against our strategic operating initiatives. We are confident that the actions we are taking will allow us to emerge as a leaner organization with improved earnings potential when the market turns,” Mr. Rogers concluded.

Third quarter gross profit was $164.1 million, or 40.5% of net sales, versus 40.3% of net sales for the same quarter in fiscal 2007.  This increase in gross margin was primarily due to price increases implemented since December 2007, a favorable mix shift towards higher end products in the Company’s new Posturepedic line, continued improvements in manufacturing efficiencies and lower sales discounts on floor samples versus the comparable period in the prior year due to an accelerated rollout of the new line. These factors were partially offset by an increase in material costs, including inflation on steel and foam, deleveraging of overhead expense on lower volumes and a pre-tax charge of $1.4 million related to the

Company’s exit of the air bed business. Internationally, gross margins declined primarily due to deleveraging of manufacturing expenses on lower volumes.

Selling, general, and administrative (SG&A) expenses were $132.9 million, a decrease of $7.2 million versus the comparable period a year earlier. As a percentage of net sales, SG&A expenses were 32.8% in the third quarter of 2008 compared to 31.4% in the third quarter of 2007. The reduction in the amount of SG&A expenses is primarily due to a $6.3 million decline in volume-driven variable expenses. In addition, the Company benefited from the implementation of cost saving initiatives which generated a $5.3 million decline in fixed expenses.  Actions taken to reduce costs in the third quarter of 2008 included a reduction in promotional expenses due to a more efficient new product launch, decreases in salary and fringe benefit-related costs, and reduced spending on professional services and other discretionary items. These were partially offset by an increase in advertising costs related to the launch of the Company’s national advertising program.

During the three months ended August 31, 2008, the Company also recorded a $2.4 million restructuring charge related to the closure of select Company facilities.

Net sales for the nine months ended August 31, 2008 decreased 7.0% to $1,172.3 million from $1,260.8 million for the comparable period a year earlier. Gross profit was $465.7 million, or 39.7% of net sales, versus $529.7 million, or 42.0% of net sales, for the comparable period a year earlier. Net income was $39.1 million or $0.42 per diluted share versus net income of $62.2 million or $0.64 per diluted share for the comparable period a year earlier.

As of August 31, 2008, the Company’s debt net of cash was $748.9 million, a reduction of $42.7 million compared to debt net of cash as of the quarter ended August 26, 2007.

EBITDA and Adjusted EBITDA

Within the attached schedules, Sealy provides information regarding EBITDA and Adjusted EBITDA which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, they are not intended to be measures of available cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. A reconciliation of EBITDA and Adjusted EBITDA to the Company’s cash flow from operations is provided in the attached schedule.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (888) 259-8544, or for international callers, (913) 312-0636. Participants should register at least 15 minutes prior to the commencement of the call.  A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820.  The passcode for the replay is 9824220.  The replay will be available until October 14, 2008.

Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. The on-line replay will be available for a limited time beginning immediately following the call.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.7 billion in 2007. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 26 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited - Preliminary results)

	August 31,	December 2,	August 26,
	2008	2007	2007

ASSETS

Current assets:
Cash and cash equivalents	$30,699	$14,607	$14,648
Accounts receivable, net of allowances for bad debts, cash discounts and returns	225,115	208,821	229,370
Inventories	73,059	73,682	65,277
Prepaid expenses and other current assets	26,977	26,497	20,799
Deferred income taxes	17,057	20,087	13,434
	372,907	343,694	343,528
Property, plant and equipment - at cost	462,890	442,306	434,331
Less accumulated depreciation	(219,754)	(198,434)	(195,096)
	243,136	243,872	239,235
Other assets:
Goodwill	393,507	395,460	391,786
Other intangibles, net of accumulated amortization	6,277	8,866	11,125
Deferred income taxes	3,909	—	—
Debt issuance costs, net, and other assets	31,400	33,187	37,281
	435,093	437,513	440,192
	$1,051,136	$1,025,079	$1,022,955
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$37,937	$36,433	$30,152
Accounts payable	160,654	135,352	139,065
Accrued incentives and advertising	39,861	47,754	44,944
Accrued compensation	26,160	32,422	32,419
Accrued interest	10,765	16,526	11,770
Other accrued expenses	48,124	53,398	45,230
	323,501	321,885	303,580
Long-term obligations, net of current portion	741,680	757,322	776,110
Other noncurrent liabilities	67,955	50,814	45,019
Deferred income taxes	6,990	8,295	10,399

Common stock and options subject to redemption	9,424	16,156	16,244

Stockholders’ deficit:
Common stock	916	902	908
Additional paid-in capital	667,480	654,626	662,862
Accumulated deficit	(772,318)	(794,160)	(804,484)
Accumulated other comprehensive income	5,508	9,239	12,317
	(98,414)	(129,393)	(128,397)
	$1,051,136	$1,025,079	$1,022,955

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Three Months Ended
	August 31,	August 26,
	2008	2007

Net sales	$404,963	$446,380
Cost of goods sold	240,843	266,492

Gross profit	164,120	179,888

Selling, general and administrative expenses	132,892	140,097
Amortization of intangibles	981	871
Restructuring expenses	2,448	—
Royalty income, net of royalty expense	(4,422)	(3,771)

Income from operations	32,221	42,691

Interest expense	14,379	15,936
Debt extinguishment and refinancing expenses	—	249
Other income, net	(117)	(70)

Income before income tax expense	17,959	26,576
Income tax expense	7,017	5,105
Net income	$10,942	$21,471

Earnings per common share—Basic	$0.12	$0.23

Earnings per common share—Diluted	$0.12	$0.22
Weighted average number of common shares outstanding:
Basic	91,269	91,465
Diluted	93,538	96,376

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Nine Months Ended
	August 31,	August 26,
	2008	2007

Net sales	$1,172,267	$1,260,775
Cost of goods sold	706,579	731,095

Gross profit	465,688	529,680

Selling, general and administrative expenses	365,536	402,542
Amortization of intangibles	2,850	2,484
Restructuring expenses	2,907	—
Royalty income, net of royalty expense	(13,558)	(13,474)

Income from operations	107,953	138,128

Interest expense	45,124	47,070
Debt extinguishment and refinancing expenses	—	249
Other income, net	(297)	(284)

Income before income tax expense	63,126	91,093
Income tax expense	24,013	28,855

Net income	$39,113	$62,238

Earnings per common share—Basic	$0.43	$0.68

Earnings per common share—Diluted	$0.42	$0.64

Weighted average number of common shares outstanding:
Basic	91,044	91,427
Diluted	94,066	96,586

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited - Preliminary results)

	Nine Months Ended
	August 31,	August 26,
	2008	2007
Cash flows from operating activities:
Net income	$39,113	$62,238
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	25,763	23,064
Deferred income taxes	1,847	(332)
Impairment charges	873	—
Amortization of debt issuance costs and other	1,761	2,171
Share-based compensation	2,550	2,411
Excess tax benefits from share-based payment arrangements	(781)	(6,443)
Loss (gain) on sale of assets	348	(2,318)
Write-off of debt issuance costs related to debt extinguishments	—	709
Other, net	1,083	(1,003)
Changes in operating assets and liabilities:
Accounts receivable	(16,538)	(31,275)
Inventories	715	1,814
Prepaid expenses and other current assets	2,549	4,012
Other assets	3,049	—
Accounts payable	25,731	17,858
Accrued expenses	(26,824)	(19,655)
Other liabilities	3,539	199
Net cash provided by (used in) operating activities	64,778	53,450
Cash flows from investing activities:
Purchase of property, plant and equipment	(21,102)	(33,526)
Proceeds from sale of property, plant and equipment	34	4,998
Net cash used in investing activities	(21,068)	(28,528)
Cash flows from financing activities:
Cash dividends	(6,811)	(20,578)
Proceeds from issuance of long-term obligations	8,114	—
Repayments of long-term obligations	(23,821)	(37,540)
Borrowings under revolving credit facilities	277,658	116,596
Repayments under revolving credit facilities	(281,085)	(110,821)
Repurchase of common stock	—	(7,100)
Exercise of employee stock options, including related excess tax benefits	824	6,898
Other	—	(2,695)
Net cash (used in) provided by financing activities	(25,121)	(55,240)
Effect of exchange rate changes on cash	(2,497)	(654)
Change in cash and cash equivalents	16,092	(30,972)
Cash and cash equivalents:
Beginning of period	14,607	45,620
End of period	$30,699	$14,648

RECONCILIATION OF EBITDA TO CASH FLOW FROM OPERATIONS

NON-GAAP MEASURES

	Three Months Ended:		Nine Months Ended:
	August 31,	August 26,	August 31,	August 26,
	2008	2007	2008	2007
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net income	$10,942	$21,471	$39,113	$62,238
Interest expense	14,379	15,936	45,124	47,070
Income taxes	7,017	5,105	24,013	28,855
Depreciation and amortization	8,643	7,881	25,763	23,064

EBITDA	40,981	50,393	134,013	161,227
Unusual and nonrecurring losses:
Non-cash compensation	555	—	2,530	—
Executive severance	66	—	3,271	—
Restructuring related costs	2,189	—	2,894	—
Product line discontinuance	1,356	—	1,356
North American realignment	—	1,362	—	3,274
Other (various) (a)	1,641	1,783	3,744	1,799
Adjusted EBITDA	$46,788	$53,538	$147,808	$166,300

(a)  Consists of various immaterial adjustments

	Nine Months Ended:
	August 31,	August 26,
	2008	2007
	(in thousands)	(in thousands)
EBITDA	$134,013	$161,227
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(45,124)	(47,070)
Income taxes	(24,013)	(28,855)
Non-cash charges against (credits to) net income	7,681	(4,805)
Changes in operating assets & liabilities	(7,779)	(27,047)
Cash flow from operations	$64,778	$53,450